Exhibit 99.1
News Release

Boeing Corporate Offices 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com
Boeing Reports Strong Third-Quarter Results; Raises Revenue, EPS and Cash Flow Guidance

▪	Core EPS (non-GAAP)* rose 18 percent to $2.52 on strong operating performance; GAAP EPS of $2.47

▪	Revenue increased 9 percent to $25.8 billion reflecting record commercial deliveries

▪	Strong operating cash flow of $2.9 billion on higher volume

▪	Backlog remains strong at $485 billion with nearly 5,700 commercial airplane orders

▪	Repurchased 11 million shares for $1.5 billion in the quarter and 41 million shares for $6 billion YTD

▪	2015 Core EPS (non-GAAP)* guidance increased $0.25 to between $7.95 and $8.15

Table 1. Summary Financial Results	Third Quarter			Nine months
(Dollars in Millions, except per share data)	2015	2014	Change	2015	2014	Change

Revenues	$25,849	$23,784	9%	$72,541	$66,294	9%

Non-GAAP*
Core Operating Earnings	$2,637	$2,430	9%	$6,482	$6,516	(1)%
Core Operating Margin	10.2%	10.2%	0.0 Pts	8.9%	9.8%	(0.9) Pts
Core Earnings Per Share	$2.52	$2.14	18%	$6.11	$6.30	(3)%
Operating Cash Flow Before Pension Contributions	$2,899	$1,689	72%	$6,284	$4,610	36%
GAAP
Earnings From Operations	$2,580	$2,119	22%	$6,282	$5,448	15%
Operating Margin	10.0%	8.9%	1.1 Pts	8.7%	8.2%	0.5 Pts
Net Earnings	$1,704	$1,362	25%	$4,150	$3,980	4%
Earnings Per Share	$2.47	$1.86	33%	$5.92	$5.36	10%
Operating Cash Flow	$2,859	$939	204%	$6,244	$3,860	62%
* Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 6, “Non-GAAP Measures Disclosures.”

CHICAGO, October 21, 2015 – The Boeing Company [NYSE: BA] reported third-quarter revenue increased 9 percent to $25.8 billion on record commercial deliveries (Table 1). Core earnings per share (non-GAAP) for the quarter increased 18 percent* to $2.52, reflecting strong performance across the company, and GAAP earnings per share was $2.47.
Core earnings per share (non-GAAP)* guidance for 2015 increased to between $7.95 and $8.15, from $7.70 and $7.90 on continued strong operating performance. GAAP earnings per share guidance for 2015 increased to between $7.65 and $7.85, from $7.60 and $7.80. Operating cash flow guidance increased to approximately $9.5 billion. Revenue guidance increased $0.5 billion to between $95.0 billion and $97.0 billion on higher commercial airplane deliveries. Defense, Space & Security operating margin guidance increased to approximately 10 percent.
“By continuing to profitably deliver on our large and diverse backlog, we are driving strong growth in revenue, earnings and cash flow,” said Boeing President and Chief Executive Officer Dennis Muilenburg. “Solid operating performance across our commercial and defense businesses during the quarter also supported our continued investment in innovation and our people, and our commitment to return cash to shareholders.”
“Three quarters of solid results and confidence in our continued operating performance enabled us to raise our revenue, earnings per share and operating cash flow guidance for the year. Looking ahead, our teams remain focused on improving productivity and quality and delivering improved capabilities to meet our customers’ expectations.”

Table 2. Cash Flow	Third Quarter		Nine months
(Millions)	2015	2014	2015	2014
Operating Cash Flow Before Pension Contributions*	$2,899	$1,689	$6,284	$4,610
Pension Contributions	($40)	($750)	($40)	($750)
Operating Cash Flow	$2,859	$939	$6,244	$3,860
Less Additions to Property, Plant & Equipment	($561)	($622)	($1,827)	($1,568)
Free Cash Flow*	$2,298	$317	$4,417	$2,292
Operating cash flow in the quarter was $2.9 billion, reflecting commercial airplane production rates and strong operating performance (Table 2). During the quarter, the company repurchased 11 million shares for $1.5 billion, leaving $6.0 billion remaining under the current repurchase authorization. Year to date, the company repurchased 41 million shares for $6.0 billion. The company also paid $0.6 billion in dividends in the quarter, reflecting an approximately 25 percent increase in dividends per share compared to the same period of the prior year.

Table 3. Cash, Marketable Securities and Debt Balances	Quarter-End
(Billions)	Q3 15	Q2 15
Cash	$9.4	$9.1
Marketable Securities[1]	$0.5	$0.5
Total	$9.9	$9.6
Debt Balances:
The Boeing Company, net of intercompany loans to BCC	$6.6	$6.6
Boeing Capital, including intercompany loans	$2.4	$2.4
Total Consolidated Debt	$9.0	$9.0
1 Marketable securities consists primarily of time deposits due within one year classified as "short-term investments."

Cash and investments in marketable securities totaled $9.9 billion, up from $9.6 billion at the beginning of the quarter. Debt was $9.0 billion, unchanged from the beginning of the quarter (Table 3).
Total company backlog at quarter-end was $485 billion, down from $489 billion at the beginning of the quarter, and included net orders for the quarter of $22 billion.

Segment Results
Commercial Airplanes

Table 4. Commercial Airplanes	Third Quarter			Nine months
(Dollars in Millions)	2015	2014	Change	2015	2014	Change

Commercial Airplanes Deliveries	199	186	7%	580	528	10%

Revenues	$17,692	$16,110	10%	$49,950	$43,151	16%
Earnings from Operations	$1,768	$1,797	(2)%	$4,591	$4,849	(5) %
Operating Margin	10.0%	11.2%	(1.2) Pts	9.2%	11.2%	(2.0) Pts
Commercial Airplanes third-quarter revenue increased 10 percent to $17.7 billion on higher delivery volume and mix (Table 4). Third-quarter operating margin was 10 percent, reflecting higher R&D and the dilutive impact of higher 787 deliveries partially offset by strong performance on production programs.
During the quarter, the company began final assembly and achieved power-on of the first 737 MAX airplane. In total, the 737 program has won nearly 2,900 firm orders for the 737 MAX since launch. Also during the quarter, the company completed firm configuration for the 777X. The 777X program is on schedule for first delivery in 2020.
Commercial Airplanes booked 166 net orders during the quarter. Backlog remains strong with nearly 5,700 airplanes valued at $426 billion.
Defense, Space & Security

Table 5. Defense, Space & Security	Third Quarter			Nine months
(Dollars in Millions)	2015	2014	Change	2015	2014	Change
Revenues[1]
Boeing Military Aircraft	$4,051	$3,534	15%	$10,283	$10,509	(2)%
Network & Space Systems	$2,127	$2,027	5%	$5,797	$5,823	0%
Global Services & Support	$2,172	$2,352	(8)%	$6,523	$6,961	(6)%
Total BDS Revenues	$8,350	$7,913	6%	$22,603	$23,293	(3)%
Earnings from Operations[1]
Boeing Military Aircraft	$496	$439	13%	$880	$935	(6)%
Network & Space Systems	$245	$189	30%	$563	$507	11%
Global Services & Support	$281	$228	23%	$868	$774	12%
Total BDS Earnings from Operations	$1,022	$856	19%	$2,311	$2,216	4%
Operating Margin	12.2%	10.8%	1.4 Pts	10.2%	9.5%	0.7 Pts
1 During the first quarter of 2015, certain programs were realigned between Boeing Military Aircraft and Global Services & Support.
Defense, Space & Security’s third-quarter revenue was $8.4 billion with an operating margin of 12.2 percent (Table 5).
Boeing Military Aircraft (BMA) third-quarter revenue increased 15 percent to $4.1 billion primarily as a result of F-15 contract negotiations and BMA operating margin was 12.2 percent. During the quarter, BMA was awarded contracts for 13 P-8A Poseidon aircraft, 22 Apache helicopters, and 15 Chinook helicopters. Also during the quarter, the company and the U.S. Air Force team completed the first flight of a KC-46A tanker aircraft.

Network & Space Systems (N&SS) third-quarter revenue was $2.1 billion, reflecting higher volume on the Commercial Crew program. Operating margin increased to 11.5 percent, reflecting favorable program mix. During the quarter, NASA extended Boeing's international space station contract.
Global Services & Support (GS&S) third-quarter revenue decreased to $2.2 billion, reflecting the timing of Airborne Early Warning and Control deliveries. Operating margin increased to 12.9 percent on strong performance. During the quarter, GS&S was awarded a contract to develop and provide the next-generation communications system for the Australian Defence Force.
Backlog at Defense, Space & Security was $59 billion, of which 40 percent represents orders from international customers.
Additional Financial Information

Table 6. Additional Financial Information	Third Quarter		Nine months
(Dollars in Millions)	2015	2014	2015	2014
Revenues
Boeing Capital	$114	$91	$315	$263
Unallocated items, eliminations and other	($307)	($330)	($327)	($413)
Earnings from Operations
Boeing Capital	$10	($11)	$41	$66
Unallocated pension/postretirement	($57)	($311)	($200)	($1,068)
Other unallocated items and eliminations	($163)	($212)	($461)	($615)
Other (loss)/income, net	($26)	($9)	($23)	$11
Interest and debt expense	($67)	($79)	($203)	($252)
Effective tax rate	31.5%	32.9%	31.5%	23.6%
At quarter-end, Boeing Capital's net portfolio balance was $3.4 billion, up from $3.3 billion at the beginning of the quarter. Total pension expense for the third quarter was $529 million, down from $715 million in the same period of the prior year.

Outlook
The company’s updated 2015 financial and delivery guidance (Table 7) reflects continued strong performance across the company.

Table 7. 2015 Financial Outlook	Current	Prior
(Dollars in Billions, except per share data)	Guidance	Guidance

The Boeing Company
Revenue	$95.0 - 97.0	$94.5 - 96.5
Core Earnings Per Share*	$7.95 - 8.15	$7.70 - 7.90
GAAP Earnings Per Share	$7.65 - 7.85	$7.60 - 7.80
Operating Cash Flow	~$9.5	> $9

Commercial Airplanes
Deliveries	755 - 760	750 - 755
Revenue	$65.0 - 66.0	$64.5 - 65.5
Operating Margin	~9.0%	~9.0%

Defense, Space & Security
Revenue
Boeing Military Aircraft	~$13.0	~$12.5
Network & Space Systems	~$7.5	~$8.0
Global Services & Support	~$9.5	~$9.5

Total BDS Revenue	$29.5 - 30.5	$29.5 - 30.5

Operating Margin
Boeing Military Aircraft	~8.5%	~8%
Network & Space Systems	~9.5%	~9.0%
Global Services & Support	~12.0%	~11.5%

Total BDS Operating Margin	~10%	~9.5%

Boeing Capital
Portfolio Size	Stable	Stable
Revenue	~$0.3	~$0.3
Pre-Tax Earnings	~$0.05	~$0.05

Research & Development	~ $3.4	~ $3.5
Capital Expenditures	~ $2.8	~ $2.8
Pension Expense [1]	~ $2.4	~ $2.1
Effective Tax Rate [2]	~ 29.0%	~ 29.0%
1 Approximately $0.5 billion is expected to be recorded in unallocated items and eliminations
2 Assumes the extension of the research and development tax credit
*    Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 6, “Non-GAAP Measures Disclosures.”

Non-GAAP Measures Disclosures
We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. The non-GAAP financial information presented excludes certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide investors with additional insight into the company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:
Core Operating Earnings, Core Operating Margin and Core Earnings Per Share
Core operating earnings is defined as GAAP earnings from operations excluding unallocated pension and post-retirement expense. Core operating margin is defined as core operating earnings expressed as a percentage of revenue. Core earnings per share is defined as GAAP diluted earnings per share excluding the net earnings per share impact of unallocated pension and post-retirement expense. Unallocated pension and post-retirement expense represents the portion of pension and other post-retirement costs that are not recognized by business segments for segment reporting purposes. Management uses core operating earnings, core operating margin and core earnings per share for purposes of evaluating and forecasting underlying business performance. Management believes these core earnings measures provide investors additional insights into operational performance as they exclude unallocated pension and post-retirement costs, which primarily represent costs driven by market factors and costs not allocable to government contracts. A reconciliation between the GAAP and non-GAAP measures is provided on page 13.
Operating Cash Flow Before Pension Contributions
Operating cash flow before pension contributions is defined as GAAP operating cash flow without pension contributions. Management believes operating cash flow before pension contributions provides additional insights into underlying business performance. Management uses operating cash flow before pension contributions as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and operating cash flow before pension contributions.
Free Cash Flow
Free cash flow is defined as GAAP operating cash flow without capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Caution Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) general conditions in the economy and our industry, including those due to regulatory changes; (2) our reliance on our commercial airline customers; (3) the overall health of our aircraft production system, planned production rate increases across multiple commercial airline programs, our commercial development and derivative aircraft programs, and our aircraft being subject to stringent performance and reliability standards; (4) changing budget and appropriation levels and acquisition priorities of the U.S. government; (5) our dependence on U.S. government contracts; (6) our reliance on fixed-price contracts; (7) our reliance on cost-type contracts; (8) uncertainties concerning contracts that include in-orbit incentive payments; (9) our dependence on our subcontractors and suppliers, as well as the availability of raw materials, (10) changes in accounting estimates; (11) changes in the competitive landscape in our markets; (12) our non-U.S. operations, including sales to non-U.S. customers; (13) potential adverse developments in new or pending litigation and/or government investigations; (14) customer and aircraft concentration in Boeing Capital’s customer financing portfolio; (15) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates in order to fund our operations and contractual commitments; (16) realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (17) the adequacy of our insurance coverage to cover significant risk exposures; (18) potential business disruptions, including those related to physical security threats, information technology or cyber-attacks, epidemics, sanctions or natural disasters; (19) work stoppages or other labor disruptions; (20) significant changes in discount rates and actual investment return on pension assets; (21) potential environmental liabilities; and (22) threats to the security of our or our customers’ information.
Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

# # #
Contact:

Investor Relations:	Troy Lahr or Rob Martin (312) 544-2140
Communications:	Bernard Choi (312) 544-2002

The Boeing Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Nine months ended September 30		Three months ended September 30
(Dollars in millions, except per share data)	2015	2014	2015	2014
Sales of products	$64,408	$58,920	$23,000	$21,378
Sales of services	8,133	7,374	2,849	2,406
Total revenues	72,541	66,294	25,849	23,784

Cost of products	(55,020)	(50,023)	(19,393)	(18,091)
Cost of services	(6,377)	(5,965)	(2,191)	(1,966)
Boeing Capital interest expense	(49)	(53)	(16)	(18)
Total costs and expenses	(61,446)	(56,041)	(21,600)	(20,075)
	11,095	10,253	4,249	3,709
Income from operating investments, net	207	212	78	92
General and administrative expense	(2,594)	(2,727)	(889)	(932)
Research and development expense, net	(2,426)	(2,292)	(857)	(750)
Gain/(loss) on dispositions, net		2	(1)
Earnings from operations	6,282	5,448	2,580	2,119
Other (loss)/income, net	(23)	11	(26)	(9)
Interest and debt expense	(203)	(252)	(67)	(79)
Earnings before income taxes	6,056	5,207	2,487	2,031
Income tax expense	(1,906)	(1,227)	(783)	(669)
Net earnings	$4,150	$3,980	$1,704	$1,362

Basic earnings per share	$5.99	$5.43	$2.50	$1.88

Diluted earnings per share	$5.92	$5.36	$2.47	$1.86

Cash dividends paid per share	$2.73	$2.19	$0.91	$0.73

Weighted average diluted shares (millions)	700.9	742.3	689.0	731.9

The Boeing Company and Subsidiaries
Consolidated Statements of Financial Position
(Unaudited)

(Dollars in millions, except per share data)	September 30 2015	December 31 2014
Assets
Cash and cash equivalents	$9,383	$11,733
Short-term and other investments	474	1,359
Accounts receivable, net	8,854	7,729
Current portion of customer financing, net	227	190
Deferred income taxes	14	18
Inventories, net of advances and progress billings	48,624	46,756
Total current assets	67,576	67,785
Customer financing, net	3,231	3,371
Property, plant and equipment, net of accumulated depreciation of $16,188 and $15,689	11,614	11,007
Goodwill	5,122	5,119
Acquired intangible assets, net	2,706	2,869
Deferred income taxes	6,146	6,576
Investments	1,277	1,154
Other assets, net of accumulated amortization of $441 and $479	1,326	1,317
Total assets	$98,998	$99,198
Liabilities and equity
Accounts payable	$11,777	$10,667
Accrued liabilities	12,770	13,343
Advances and billings in excess of related costs	23,442	23,175
Deferred income taxes and income taxes payable	9,205	8,603
Short-term debt and current portion of long-term debt	614	929
Total current liabilities	57,808	56,717
Accrued retiree health care	6,746	6,802
Accrued pension plan liability, net	17,795	17,182
Non-current income taxes payable	378	358
Other long-term liabilities	1,083	1,208
Long-term debt	8,402	8,141
Shareholders’ equity:
Common stock, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	4,771	4,625
Treasury stock, at cost – 341,300,206 and 305,533,606 shares	(28,898)	(23,298)
Retained earnings	39,069	36,180
Accumulated other comprehensive loss	(13,263)	(13,903)
Total shareholders’ equity	6,740	8,665
Noncontrolling interests	46	125
Total equity	6,786	8,790
Total liabilities and equity	$98,998	$99,198

The Boeing Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended September 30
(Dollars in millions)	2015	2014
Cash flows – operating activities:
Net earnings	$4,150	$3,980
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	141	152
Depreciation and amortization	1,349	1,378
Investment/asset impairment charges, net	124	140
Customer financing valuation benefit	(3)	(26)
Gain on dispositions, net		(2)
Other charges and credits, net	230	145
Excess tax benefits from share-based payment arrangements	(139)	(104)
Changes in assets and liabilities –
Accounts receivable	(1,202)	(1,385)
Inventories, net of advances and progress billings	(2,186)	(4,425)
Accounts payable	1,058	1,819
Accrued liabilities	(196)	(1,054)
Advances and billings in excess of related costs	270	1,100
Income taxes receivable, payable and deferred	824	887
Other long-term liabilities	40	(42)
Pension and other postretirement plans	1,837	746
Customer financing, net	45	494
Other	(98)	57
Net cash provided by operating activities	6,244	3,860
Cash flows – investing activities:
Property, plant and equipment additions	(1,827)	(1,568)
Property, plant and equipment reductions	24	27
Acquisitions, net of cash acquired	(23)	(163)
Contributions to investments	(1,341)	(7,874)
Proceeds from investments	2,169	10,608
Other	33	4
Net cash (used)/provided by investing activities	(965)	1,034
Cash flows – financing activities:
New borrowings	761	105
Debt repayments	(864)	(910)
Repayments of distribution rights and other asset financing		(184)
Stock options exercised	331	293
Excess tax benefits from share-based payment arrangements	139	104
Employee taxes on certain share-based payment arrangements	(93)	(94)
Common shares repurchased	(6,001)	(5,000)
Dividends paid	(1,882)	(1,596)
Other		(12)
Net cash used by financing activities	(7,609)	(7,294)
Effect of exchange rate changes on cash and cash equivalents	(20)	(33)
Net decrease in cash and cash equivalents	(2,350)	(2,433)
Cash and cash equivalents at beginning of year	11,733	9,088
Cash and cash equivalents at end of period	$9,383	$6,655

The Boeing Company and Subsidiaries
Summary of Business Segment Data
(Unaudited)

	Nine months ended September 30		Three months ended September 30
(Dollars in millions)	2015	2014	2015	2014
Revenues:
Commercial Airplanes	$49,950	$43,151	$17,692	$16,110
Defense, Space & Security:
Boeing Military Aircraft	10,283	10,509	4,051	3,534
Network & Space Systems	5,797	5,823	2,127	2,027
Global Services & Support	6,523	6,961	2,172	2,352
Total Defense, Space & Security	22,603	23,293	8,350	7,913
Boeing Capital	315	263	114	91
Unallocated items, eliminations and other	(327)	(413)	(307)	(330)
Total revenues	$72,541	$66,294	$25,849	$23,784
Earnings from operations:
Commercial Airplanes	$4,591	$4,849	$1,768	$1,797
Defense, Space & Security:
Boeing Military Aircraft	880	935	496	439
Network & Space Systems	563	507	245	189
Global Services & Support	868	774	281	228
Total Defense, Space & Security	2,311	2,216	1,022	856
Boeing Capital	41	66	10	(11)
Unallocated items, eliminations and other	(661)	(1,683)	(220)	(523)
Earnings from operations	6,282	5,448	2,580	2,119
Other (loss)/income, net	(23)	11	(26)	(9)
Interest and debt expense	(203)	(252)	(67)	(79)
Earnings before income taxes	6,056	5,207	2,487	2,031
Income tax expense	(1,906)	(1,227)	(783)	(669)
Net earnings	$4,150	$3,980	$1,704	$1,362

Research and development expense, net:
Commercial Airplanes	$1,713	$1,422	$616	$452
Defense, Space & Security	715	866	241	289
Other	(2)	4		9
Total research and development expense, net	$2,426	$2,292	$857	$750

Unallocated items, eliminations and other:
Share-based plans	($57)	($66)	($20)	($22)
Deferred compensation	(10)	(22)	38	(3)
Amortization of previously capitalized interest	(70)	(55)	(21)	(19)
Total Other and Eliminations	(324)	(472)	(160)	(168)
Sub-total (included in core operating earnings)	(461)	(615)	(163)	(212)
Pension	(293)	(1,135)	(84)	(331)
Postretirement	93	67	27	20
Total unallocated items, eliminations and other	($661)	($1,683)	($220)	($523)

The Boeing Company and Subsidiaries
Operating and Financial Data
(Unaudited)

Deliveries	Nine months ended September 30				Three months ended September 30
Commercial Airplanes	2015		2014		2015		2014
737	375		359		126		120
747	13	(1)	12	(2)	4	(1)	6	(2)
767	14		3		5		2
777	77		75		27		27
787	101		79		37		31
Total	580		528		199		186
Note: Deliveries under operating lease are identified by parentheses.

Defense, Space & Security
Boeing Military Aircraft
AH-64 Apache (New)	18		30		6		11
AH-64 Apache (Remanufactured)	33		33		10		8
C-17 Globemaster III	5		7		2		2
CH-47 Chinook (New)	35		46		14		14
CH-47 Chinook (Renewed)	6				1
F-15 Models	8		10		3		2
F/A-18 Models	28		36		8		13
P-8 Models	10		6		4		4

Global Services & Support
AEW&C			3				1
C-40A	1

Network & Space Systems
Commercial and Civil Satellites	1		3				1
Military Satellites	1

Contractual backlog (Dollars in billions)	September 30 2015	June 30 2015	March 31 2015	December 31 2014
Commercial Airplanes	$426.0	$430.8	$435.0	$440.1
Defense, Space & Security:
Boeing Military Aircraft	21.2	22.8	21.3	21.1
Network & Space Systems	8.3	9.1	9.4	8.9
Global Services & Support	16.7	16.5	16.9	16.9
Total Defense, Space & Security	46.2	48.4	47.6	46.9
Total contractual backlog	$472.2	$479.2	$482.6	$487.0
Unobligated backlog	$12.6	$9.6	$12.5	$15.3
Total backlog	$484.8	$488.8	$495.1	$502.3
Workforce	163,070	163,500	163,100	165,500

The Boeing Company and Subsidiaries
Reconciliation of Non-GAAP Measures
Core Operating Earnings, Core Operating Margin and Core Earnings Per Share
(Unaudited)

The tables provided below reconcile the non-GAAP financial measures core operating earnings, core operating margin and core earnings per share with the most directly comparable GAAP financial measures, earnings from operations, operating margin and diluted earnings per share. See page 6 of this release for additional information on the use of these non-GAAP financial measures.

	Third Quarter		Nine months		Guidance
	2015	2014	2015	2014	2015
Revenues	$25,849	$23,784	$72,541	$66,294

GAAP Earnings From Operations	$2,580	$2,119	$6,282	$5,448
GAAP Operating Margin	10.0%	8.9%	8.7%	8.2%

Unallocated Pension/Postretirement Expense	$57	$311	$200	$1,068	~$320
Core Operating Earnings (non-GAAP)	$2,637	$2,430	$6,482	$6,516
Core Operating Margin (non-GAAP)	10.2%	10.2%	8.9%	9.8%

Increase/(Decrease) in GAAP Earnings From Operations	22%		15%
Increase/(Decrease) in Core Operating Earnings (non-GAAP)	9%		(1%)

GAAP Diluted Earnings Per Share	$2.47	$1.86	$5.92	$5.36	$7.65 - $7.85
Unallocated Pension/Postretirement Expense[1]	$0.05	$0.28	$0.19	$0.94	$0.30
Core Earnings Per Share (non-GAAP)	$2.52	$2.14	$6.11	$6.30	$7.95 - $8.15

Weighted Average Diluted Shares (millions)	689.0	731.9	700.9	742.3	695 - 700
Increase/(Decrease) in GAAP Earnings Per Share	33%		10%
Increase/(Decrease) in Core Earnings Per Share (non-GAAP)	18%		(3%)

1 Earnings per share impact is presented net of the federal statutory tax rate of 35.0 percent.